Exhibit 6.11.1

THIS SECURED CONVERTIBLE PROMISSORY NOTE (THIS "NOTE") HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS  AND  MAY  NOT BE  OFFERED,  SOLD  OR OTHERWISE TRANSFERRED, ASSIGNED , PLEDGED  OR  HYPOTHECATED, UNLESS IT HAS BEEN REGISTERED UNDER THE ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.

SECURED  CONVERTIBLE  PROMISSORY NOTE
No. 2017-01

$90,000.00	June 1, 2017

FOR VALUE RECEIVED, and intending to be  legally  bound,  VirtualArmour International Inc., a Colorado corporation ("Company"), promises to pay  to  Christopher  T. Blisard, an individual ("Holder"), the principal sum of up to  Ninety  Thousand  Dollars  and  no/100 ($90,000.00) (the "Principal Amount"), together with interest in arrears on the unpaid principal  balance at a rate equal to 7.0% per annum (the "Rate") in the manner provided   below.

This Secured Convertible Promissory Note (this "Note") is one of an authorized  issue of  the Company's convertible promissory notes issued in similar denominations, numbered consecutively and limited to the aggregate  principal  amount  of  $90,000  (the  "Notes"). Borrower's obligations under the Notes are secured  by a subordinated  second  priority lien on all  of the assets of Borrower, as set forth in that certain security agreement of even date herewith between  Borrower and Holder(s) (the "Security Agreement").

1.	Payments.

(a)	Principal and Interest.

(i)
The unpaid Principal Amount, together with  all  unpaid  and  accrued interest thereon, shall be due and payable upon the award of the I) days following the date hereof (the "Maturity  Date"), subject to the conversion  of this Note into membership units of the Company (the "Membership Units") pursuant to Section 4 below and the other terms contained   herein.

(ii)
All amounts due under this Note shall accrue interest at  the  Rate,  calculated on the outstanding amount at 5:00pm Mountain  time  on  each  day from the date that funds are first extended under this Note through the date this Note is repaid in full, and all accrued and unpaid interest shall be due and  payable  on the  Maturity  Date.  Notwithstanding anything  herein to the contrary, if at any time the interest rate applicable to this  Note, together with all fees, charges and other amounts which are treated as interest on this Note under applicable law  (collectively,  the  "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which  may  be  contracted   for,  charged,  taken,   received   or  reserved   by  Holder in accordance with applicable law, the rate of interest payable in respect  of  this Note, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. Any Charges  in  excess  of the Maximum Rate shall be added to the principal of this Note and the interest due hereunder shall be adjusted accordingly.

(b)
Manner of Payment. All payments of the unpaid  Principal  Amount and accrued  and unpaid interest on this Note shall be made by wire transfer of i1m11ediately available funds in lawful U.S. Dollars to an account designated by Holder or such other place as Holder may designate in writing to Company for such purpose from time to time.  If any payment of principal  or interest on this Note is due on a day  that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be included in the period of time used for purposes of calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in Littleton, Colorado.

2.
Prepayment. Company may, without premium or penalty, at any  time and from time  to time, upon two (2) days written notice, prepay all or any portion of the  outstanding Principal Amount due under this Note without the prior written consent of Holder;  provided, that each such prepayment shall be accompanied by accrued interest on  the amount of the Principal  Amount prepaid, calculated  as of the date of such prepayment.

3.
Security. This Note and Company's obligations hereunder are secured by a subordinated, second priority lien on all of the assets of the Company, including all intellectual property (collectively, the "Collateral") pursuant to the terms and conditions of the Security Agreement.  Holder recognizes that the Company  has granted  a first priority lien in favor  of LSQ Funding Group, L.C. for purposes of securing a line of credit, as described in the Security Agreement.

4.	Conversion.

(a)
Conversion. The Holder may, upon prior written consent of the Company, elect to convert all or a portion of the unpaid principal and interest hereunder into Membership Units at $1.00 per Membership Unit. Holder shall exercise this right  by: (i) providing written notice to Company  which  states  the  amount  of outstanding principal and interest to be converted into Membership Units; and (ii) surrendering this Note at the offices of Company or such other location mutually determined by Company and Holder against delivery of that  number  of Membership Units equal to the quotient of (x)  the outstanding  principal  balance and interest being converted as stated in such written notice, divided by (y) the Conversion Rate. The Company may refuse to accept such conversion  in its sole  and absolute discretion. At such time as such Conversion has been effected, the rights of the holder of this Note in any indebtedness  so converted  will cease  and this Note shall be null and  void  to the extent  of such indebtedness.  In the event any  indebtedness  remains  unpaid,  the  Company   shall  issue  a  new convertible promissory note with the same terms and condition s as contained herein in the amount of any such unpaid  indebtedness.

(b)
No Fractional Shares. No fractional Membership Units shall be issued upon the conversion of this Note. In lieu  of issuing  any  fractional  units,  Company  shall pay to the Holder in cash any remainder resulting after the number of whole Membership  Units is determined  as a result of the conversion.

5.
Further Assurances. Company agrees that from time to time, at the expense of Company, that it shall promptly execute and deliver all further instruments  and documents,  and take all further action that Holder may request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or  purported  to  be  granted hereby or to enable Holder to exercise and enforce its rights and  remedies  hereunder with respect to the Collateral. Company hereby  authorizes  Holder  to file  a record or records , including, without limitation , financing statements, and amendments thereto, in all jurisdictions and with all filing offices as Holder may determine , in its sole discretion , are necessary or advisable to perfect the security interest granted to Holder herein.

6.	Recourse. Holder shall have full recourse against Company for the payment of the Principal Amount and all interest due under this Note.

7.	Representations and Warranties of Company. Company hereby represents and warrants that:

(a)	it is a Corporation duly organized, validly existing and in good standing under the laws of the State of Colorado;

(b)	it is qualified to do business and is in good standing in all jurisdictions where necessary in light of the business it conducts;

(c)	it has the full power, authority and legal right to execute, deliver and perform its obligations under this Note;

(d)
the execution, delivery and performance by Company of this Note have been duly authorized by all necessary corporate action and this  Note  constitutes  the legal, valid and binding obligation of Company, enforceable in  accordance  with  its  terms;

(e)
the execution, delivery and performance by Company of this Note  do  not  (i)  require any consent or approval of the investors of Company  or  of  any  other  person or entity that has not been obtained and  each such  consent  and  approval that has been obtained is in full force and effect, (ii) violate any provision  of any law, rule, regulation, order, writ, judgment or  decree  applicable  to  Company  or any provision of the articles of organization  of Company, or (iii) result in a breach  of or constitute a default under any agreement (oral or written) to which Company is a party or by which its assets are affected;

(f)
Company is not in violation of any law, rule, regulation, order, writ, judgment or decree applicable to Company  or any provision  of the certificate of incorporation  or by-laws of Company or any agreement to which Company is a party or  by  which its assets are affected; and

(g)
no authorization, approval or other action by any governmental authority or regulatory body is required for either (i) the pledge or grant by Company of the Collateral in favor of Holder hereunder or (ii) the exercise by Holder of any rights  or remedies in respect of the Collateral.

8.	Defaults.

(a)	Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder ("Event of Default"):

(i)	If Company shall fail to pay the unpaid Principal Amount and all unpaid and accrued interest thereon on the Maturity Date;

(ii)
If , pursuant to or within the meaning of the United States Bankruptcy Code or any other federal, state or foreign law relating to insolvency or  relief of debtors (a "Bankruptcy Law"), Company shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against Company,  in an involuntary  case; (iii) consent to the appointment  of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of Company's creditors; or (v) admit in writing Company' s inability to pay its debts as they become due;

(iii)
If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Company  in an involuntary case, (ii) appoints a trustee , receiver, assignee, liquidator or similar official for Company or a substantial portion of Company's properties, or  (iii)  orders the liquidation of Company, and in each case the order or decree is not dismissed  within 60 days;

(iv)	If any representation or warranty made by Company in this Note proves to have been false or incorrect in any material respect on the date as of which it is made; or

(v)
If the Company defaults under any other Note as contemplated in the Security Agreement , any of its obligations  under  the Security  Agreement or any other obligations  under any other agreement between the parties.

(b)
Remedies. Upon the occurrence of an Event of Default specified in Section 8(a) hereof, the unpaid Principal Amount of this Note, together with all unpaid and accrued interest and all other amounts payable hereunder, shall become due and payable forthwith, without presentment, demand, notice, protest or other  requirement of any kind, all of which are expressly  waived  by Company.  Upon  the occurrence  and  during  the continuance  of any  Event  of Default, Holder may exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Company  all  sums  due  under this Note or to exercise in respect of the Collateral all the  rights  and  remedies of Holder on default under the Uniform Commercial Code as in effect from time to time in the State of Colorado (except as may be limited by applicable Bankruptcy Law). Company shall pay all reasonable costs and expenses  of  collection incurred by or on behalf of Holder as a result of an Event of Default including,  without limitation, reasonable  attorneys'  fees and court costs.

9.	Miscellaneous.

(a)
Waiver. The rights and  remedies  of Holder  under this Note shall  be cumulative and not alternative. No waiver by Holder of any right or remedy under this Note  shall be effective unless in a writing signed  by Holder.  No failure  to exercise,  delay in exercising, or single or partial exercise of any right or remedy by Holder, and no course of dealing between Company and Holder, shall  constitute a waiver  of, or shall preclude any other or further exercise of the same right or remedy. Company hereby waives presentment, demand, protest and notice of dishonor and protest.

(b)	Notices. Any notice required or permitted to be given hereunder shall be given in accordance with Section 8 of the Security Agreement.

(c)
Severability. If any provision in this Note is construed to be invalid, illegal or unenforceable, then the remaining provisions shall not in any way be affected thereby and shall be enforced without regard  thereto.

(d)
Governing   Law;   Forum.     THIS   NOTE   SHALL   BE   GOVERNED   BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS  OF THE STATE  OF  COLORADO  AS  APPLIED  TO   CONTRACTS   MADE AND PERFORMED ENTIRELY WITHIN  THE  STATE  OF  COLORADO.  ANY SUIT   OR   DISPUTE   HEREUNDER    SHALL   BE   ADJUDICATED BY A FEDERAL OR STATE COURT OF PROPER JURISDICTION IN BOULDER COUNTY, COLORADO.

(e)
Assignment. This Note shall be binding upon and inure  to  the  benefit  of  Company and Holder and their respective successors and assigns, except  that  neither party may assign or transfer  (including transfer  by operation  of law) ai1y  of its rights or obligations under this Note without the prior written consent of the other party.

(f)
Priority. All rights and priorities of the authorized Holder of this Note and the indebtedness evidenced hereby shall rank pari passu in all respects with the rights and priorities accorded the other authorized Holders of the  Notes.

(g)	Section Headings. The section and subsection headings in this Note are for convenience of reference only, do not constitute a part of this Note, and shall not affect its interpretation.

(h)
References. All words used in this Note shall be construed to  be of such number  and gender as the context requires or permits. Unless a particular context clearly provides otherwise, the words "hereof' and "hereunder"  and  similar  references  refer to this Note in its entirety and not to any  specific  section  or  subsection hereof.

[Signature  Page Follows]

IN  WITNESS  WHEREOF,  Company  has  executed  this  Note as of the date first stated above.

VirtualArmour International Inc /s/ Todd Kannegieter Name: Todd Kannegieter Title: Chief Executive Officer